Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-06129 of SunLink Health Systems, Inc. on Form S-8 and in Registration Statement No. 33-88190 of SunLink Health Systems, Inc. on Form S-3 of our reports dated September 20, 2004, appearing in this Annual Report on Form 10-K of SunLink Health Systems, Inc. for the year ended June 30, 2004.

/s/  DELOITTE & TOUCHE LLP

Atlanta, Georgia

September 27, 2004